Exhibit 99.1

[RADIOLOGIX LOGO]

Press Release

Contact:	Paul R. Streiber	FOR IMMEDIATE RELEASE
	Investor Relations	November 2, 2004
(214) 303-2702
paul.streiber@radiologix.com

RADIOLOGIX, INC. PURCHASES AND RETIRES EXCLUSIVE MRI EQUIPMENT

FINANCING CONTRACT

Transaction Will Be Accretive To Earnings

DALLAS, Nov. 2 — Radiologix, Inc. (Amex: RGX), a leading national provider of diagnostic imaging services, today announced a definitive agreement to purchase and retire a contract with an affiliate of PresGar Medical Imaging, Inc. (“PresGar”) that provides PresGar with an exclusive and perpetual right to lease magnetic resonance imaging (“MRI”) equipment to a Radiologix subsidiary in Rochester, NY. Radiologix also is assuming debt and lease obligations for MRI equipment existing under this contract.

Radiologix will pay PresGar $15.2 million in cash and will assume $300,000 of debt to purchase and retire the contract. Radiologix also will assume certain operating leases on MRI equipment.

The obligations under this contract, along with the related imaging equipment, were assumed by Radiologix with the acquisition of its Rochester subsidiary in 1997. Lease payments under this contract are based on, and vary with, usage of the equipment.

Radiologix anticipates that as a result of this transaction, its net operating expenses, excluding depreciation and interest, could decrease by approximately $4.5 million annually, and that earnings per basic share could increase by approximately $0.07 annually, beginning November 1, 2004. Radiologix believes that it will realize incremental savings in field rent and lease expense as volume increases on this equipment. The purchase of this contract and equipment does not affect Radiologix’s service fee revenue.

The definitive agreement for this transaction has an effective date of October 31, 2004. Consummation of this transaction is subject to satisfaction of due diligence and other customary pre-closing conditions.

About Radiologix

Radiologix (http://www.radiologix.com) is a leading national provider of diagnostic imaging services, owning and operating multi-modality diagnostic imaging centers that use advanced imaging technologies such as positron emission tomography (“PET”), magnetic resonance imaging (“MRI”), computed tomography (“CT”) and nuclear medicine, as well as x-ray, general radiography, mammography, ultrasound and fluoroscopy. The diagnostic images created, and the radiology reports based on these images, enable more accurate diagnosis and more efficient management of illness for ordering physicians. Radiologix owned or operated 94 diagnostic imaging centers located in 13 states as of June 30, 2004.

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Radiologix, Inc. Purchases And Retires Exclusive MRI Equipment Financing Contract

November 2, 2004

Forward-Looking Statements

This press release contains forward-looking statements that relate to future financial results or business expectations and are made pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts.

Forward-looking statements include words such as “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words, and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends.

Although we believe that our plans and objectives reflected in, or suggested by, such forward-looking statements are reasonable, we may not achieve such plans or objectives. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.

You should read this press release completely with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations include, but are not limited to:

•	a decline in patient referrals;
•	shifts in modality mix or the volume of procedures performed;
•	the availability of technologists and other personnel;
•	severe or adverse weather condition in our markets;
•	changes in the rates or methods of third-party reimbursement for diagnostic imaging services;
•	the loss of a high percentage of radiologists operating in our contracted radiology practices;
•	the termination of our contracts with radiology practices;
•	reduced operating margins due to our managed care contracts and capitated fee arrangements;
•	the availability of additional capital to fund capital expenditure requirements;
•	burdensome lawsuits against our contracted radiology practices and us;
•	any failure by us to comply with state and federal anti-kickback and anti-self referral laws or any other applicable healthcare regulations;
•	changes in business strategy and development plans;
•	changes in federal, state or local regulations affecting the healthcare industry;
•	our substantial indebtedness, debt service requirements and liquidity constraints;
•	economic, demographic, business and other conditions in our markets;
•	the highly competitive nature of the healthcare business; and
•	risks related to our senior notes and healthcare securities generally.

A more comprehensive list of such factors is set forth in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, and our other filings with the Securities and Exchange Commission.

We cannot guarantee that any forward-looking statements will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from

Radiologix, Inc. Purchases And Retires Exclusive MRI Equipment Financing Contract

November 2, 2004

past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made. The information in this press release is as of November 2, 2004. Radiologix undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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